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                                                                   EXHIBIT 99.1

EMERGENCY FILTRATION PRODUCTS, INC.

                              NEWS RELEASE

_______________________________________________________________________________


                       EMERGENCY FILTRATION PRODUCTS, INC.
                      ISSUES CORRECTIONS AND CLARIFICATIONS

      LAS VEGAS, NEVADA, FEBRUARY 23, 2000 - Emergency Filtration Products, Inc. ("EFP" or "the Company" National Quotation Bureau: EMFP) currently is amending its pending Form 10SB Registration Statement filed under the Securities Exchange Act of 1934 with the Securities and Exchange Commission. Michael J. Crnkovich, EFP's President and Chief Executive Officer, further announced that the Company will be filing an additional Form 8-K which addresses certain prior incorrect disclosures.

      The Company and third parties have made certain incorrect statements concerning the business and operations of the Company which may include projections, forecasts and opinions. The incorrect statements and the correct information is as follows:

      1 - On August 2. 1999, the Company issued a News Release which stated Human Medical Options International's meeting of its ". . . first year sales requirements of 320,000 units is a certain reality." This statement has proven to be incorrect to date. To date, approximately 1,000 units have been sold.

      2 - In a News Release dated May 10, 1999 ClubMedic Co-Founder, Mr. Charles Kirk was quoted as saying, " We expect this to be the first in a continuing string of orders that will total approximately 20,000 units within 60 days. We believe that our original estimates of a 40,000 unit per month average volume after a two month mobilization period is quite attainable and likely." This statement has proven to be incorrect to date. To date, approximately 3,500 units have been sold.

      3 - In a News Release dated August 19, 1998, it was stated that Preferred Health Technologies, Inc., was ". . . arranging an equity investment of $500,000 in EMFP." The investment was later made by individuals associated with Preferred Health, rather than Preferred Health as a company.

      4 - On April 20, 1999 Mr. Charles Kirk of ClubMedic said, "We conservatively estimate the combined market for EFP's current and future applications to be well over $20 billion USD. This statement is made on Charles Kirk's own personal basis and no independent evidence supports this statement.

      5 - On January 16,1999 the Company announced an association with the World CPR Foundation (WCPRF). There is no written agreement with the WCPRF and they are under no obligation to EFP on any matter.

      6 - On July 6, 1998 the Company announced the signing of a distribution agreement with ProMedix, Inc. Because of poor sales performance, both parties agreed to terminate terms of the agreement in December of 1998.



For further information on the Company, see its web site at http://www.respaide.com, or contact Sterling Petersen

      Phone     800-380-7669
      Fax       702-798-4939
      Email     stpetie@flash.net